Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Tom Mason – CFO

Centiv, Inc.

847-876-8304

Email:  tmason@centiv.com

Centiv Reports Q2 2003 Results

Instant Impact Revenue Up 265% versus Prior Year

VERNON HILLS, Illinois, August 11, 2003 – Centiv, Inc.  [NASDAQ: CNTV], announced today second quarter revenues for its Instant Impact™ service rose 265% to $585,000 compared to the same period last year.   Revenue for the service during the six months ended June 30, 2003 was $1.3 million, or an increase of 430% over the prior year’s revenue of $245,000.

Total Company revenues for the second quarter were $585,000 compared to prior year second quarter revenues of $3.5 million, a decrease of $2.9 million. With the expiration of the Anheuser-Busch (A-B) preferred supplier and support agreement effective March 31, 2003, there were no sales to A-B and the wholesale distribution network in Q2 2003 compared to sales of $3.3 million in Q2 2002, thereby accounting for the drop in revenue year-over-year.

For the six months ended June 30, 2003, the Company had total revenues of $5.4 million compared to revenues of $7.3 million during the same period of the prior year.  Sales to A-B and the wholesale distribution network for the six months ended June 30, 2003 were $4.1 million compared to $7.1 million for the six months ended June 30, 2002, thereby accounting for $3.0 million drop in revenue year-over-year.

“We are encouraged by the success we are having in building our Instant Impact business this year,” commented John P. Larkin, Centiv’s President and CEO. “Programs for Skyy Vodka and Bacardi were launched late in the second quarter, and we have three new clients that have already been launched, to date in the third quarter.  We are confident that these new clients along with additional clients in our pipeline will deliver the revenue growth we need to grow shareholder value.”

The net loss from continuing operations for the second quarter of 2003 was $445,000 ($0.27 per share) versus a loss of $338,000 ($0.20 per share) for the second quarter of 2002.  For the six months ended June 30, 2003, the net loss from continuing operations was $505,000 ($0.33 per share) versus a loss of $405,000 ($0.25 per share) during the same period in 2002.  The increase in the net loss is attributable to lower revenues as a result of the termination of the A-B relationship as of March 31, 2003.

About Centiv®

Centiv, Inc. [NASDAQ: CNTV], headquartered in Vernon Hills, IL, offers solutions for helping its clients efficiently and effectively manage their temporary point-of-purchase signage processes.   Using Centiv’s Web-based system, Clients gain market flexibility while greatly increasing the effectiveness of their P-O-P spending.   Centiv is a registered trademark in the U.S. Patent and Trademark Office. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061.  Phone 847-876-8300 or fax 847-955-1269, or visit its website: http://www.centiv.com for a product demonstration.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements appear in a number of places in this press release and include all statements that are not historical statement of fact.  The words “may”, “would”,  “could”, “will”, “increase”, “expect”, “implement”,  “estimate”, “anticipate”, “believes”, “intends”, “plans”, and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company’s control.  Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below.  These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company’s ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission, including “Factors That May Affect Future Results” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Centiv, Inc.

Condensed Statement of Operations

(Dollars in Thousand)

Unaudited

	Three Months Ended		Six Months Ended
	6/30/2003	6/30/2002	6/30/2003	6/30/2002
Sales	$585	$3,501	$5,367	$7,308

Gross Profit	338	962	1,708	1,920
GP %	58%	27%	32%	26%

Selling, general & administration	643	1,223	1,915	2,426
Depreciation	144	134	286	267

Operating Loss	(449)	(395)	(493)	(773)

Other Income	—	—	—	283
Interest Income (Expense)	4	57	(12)	85

Net Loss from Continuing Ops.	(445)	(338)	(505)	(405)

Discontinued Operations (net of tax)	—	—	—	380
Net Loss	$(445)	$(338)	$(505)	$(25)

Effect of beneficial conversion feature of preferred stock	—	—	—	(810)
Net Loss attributable to common shareholders	$(445)	$(338)	$(505)	$(835)

Basic and Diluted Income (Loss) applicable to common shares:
Shares Outstanding (000’s)	1,671	1,654	1,535	1,653

Continuing Operations per share before beneficial conversion feature	$(0.27)	$(0.20)	$(0.33)	$(0.25)
Effect of Beneficial Conversion Feature	—	—	—	(0.49)
Loss from continuing ops. attributable to common shareholders	(0.27)	(0.20)	(0.33)	(0.74)

Discontinued Operations per share	—	—	—	0.23
Net Loss per share	$(0.27)	$(0.20)	$(0.33)	$(0.51)

Centiv, Inc.

Condensed Balance Sheets

(Dollars in Thousand)

	6/30/2003	12/31/2002
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash	$1,944	$1,304
Accounts Receivables	397	1,668
Inventory	29	824
Other Current Assets	550	748
Total Current Assets	2,920	4,544

Property, Plant & Equipment	1,451	1,707
Other Assets	14	137
Total Assets	$4,385	$6,388

LIABILITIES & EQUITY

Current Liabilities:
Accounts Payable	$274	$2,888
Accrued Liabilities	464	733
Deferred Revenue	53	140
Current Liabilities	791	3,761

Deferred Income Tax Liability	162	162
Other Long-term Liabilities	47	—
Convertible Subordinated Debt	—	990

Total Liabilities	$1,000	$4,913

Shareholder Equity	3,385	1,475

Total Liabilities & Equity	$4,385	$6,388